December 5, 2006

AJW Partners, LLC
New Millennium Capital Partners II, LLC
AJW Offshore, Ltd.
AJW Qualified Partners, LLC
1044 Northern Boulevard
Suite 302
Roslyn, New York 11576

Re:	Who’s Your Daddy, Inc. (the “Company”) –
Amendment of Notes

Ladies and Gentlemen:

     This letter sets forth the agreement of the parties hereto to amend the conversion price of certain notes originally issued by the Company to the investors listed in the signature pages hereto (collectively, the “Investors”) on April 29, 2005 and October 11, 2005 (the “Notes”) and to set an agreed-upon payoff amount for redemption of these notes.

     By execution hereof, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that:

1.	The Applicable Percentage (as defined in each of the Debt Instruments) shall be fifty-two and a half percent (52.5%).

2.

The Company will be allowed to prepay, at its option, all or a portion of the principal outstanding under the Notes, with an agreed-upon payoff balance due as of December 5, 2006 of $2,150,000, which includes interest thru December 31, 2006. This amount will be reduced by any conversions by the Investors between December 5, 2006 and the date of prepayment and increased by interest accrued on the unpaid balance, from January 1, 2007 to the date of prepayment, at the annual rate of fifteen percent (15%).

3.	The Notes are hereby amended in accordance with the foregoing provision. All other provisions of the Notes, as amended from time to time, shall remain in full force and effect.

     In addition, as consideration for entering into this letter agreement, the Investors agree to waive any all penalties that are now due and owing to the Investors for, including but not limited to, the Company’s failure to have a registration statement declared effective on time. In addition, the Investors agree that the Company is not in Default under the terms of the Notes. Lastly, the Investors agree that there will be no additional penalties or an Event of Default under the Notes, so long as the Company honors the Investors’ conversion requests, as allowed in each of the Debt Instruments, as they are received in a timely manner.

WYD and Investors Amendment of Notes
December 5, 2006

     The parties shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other parties hereto may reasonably request in order to carry out the intent and accomplish the purposes of this letter agreement, including without limitation the issuance of amended Notes.

     Please signify your agreement with the foregoing by signing a copy of this letter where indicated and returning it to the undersigned.

Sincerely,

WHO’S YOUR DADDY, INC.

_______________________________
Reuven I. Rubinson, CFO

ACCEPTED AND AGREED:

AJW PARTNERS, LLC.
By: SMS GROUP, LLC

_____________________________
Corey S. Ribotsky, Manager

NEW MILLENNIUM CAPITAL PARTNERS II, LLC
By: FIRST STREET MANAGER II, LLC,

_____________________________
Corey S. Ribotsky, Manager

AJW OFFSHORE, LTD.
By: FIRST STREET MANAGER II, LLC

______________________________
Corey S. Ribotsky, Manager

AJW QUALIFIED PARTNERS, LLC
By: AJW MANAGER, LLC

______________________________
Corey S. Ribotsky, Manager